Exhibit 99.1

Massey Energy Announces Pricing and Receipt of Requisite Consents in Tender Offer and Consent Solicitation for 6.625% Senior Notes Due 2010

RICHMOND, Va., Aug. 19 /PRNewswire-FirstCall/ -- Massey Energy Company (NYSE: MEE) announced today the determination of the total consideration offered pursuant to its previously announced cash tender offer and consent solicitation for any and all of its 6.625% senior notes due 2010 (the “6.625% Notes”).  Massey also announced today that holders of approximately $311.5 million aggregate principal amount of the outstanding $335 million aggregate principal amount of the 6.625% Notes, representing approximately 93% of the outstanding 6.625% Notes, had tendered their 6.625% Notes and delivered the related consents on or prior to the consent payment deadline of 5:00 p.m. New York City time on August 18, 2008 (the “Consent Payment Deadline”), pursuant to the tender offer and consent solicitation.

The tender offer and consent solicitation relating to the 6.625% Notes are being made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 5, 2008 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.  The tender offer and consent solicitation for the 6.625% Notes will expire at midnight, New York City time, on September 2, 2008, unless extended or otherwise earlier terminated (the “Offer Expiration Date”).

The tender offer yield of 2.333% for the 6.625% Notes was calculated by UBS Securities LLC, as Dealer Manager for the tender offer, in accordance with the terms set forth in the Offer to Purchase, based on a fixed spread of 50 basis points over the reference yield of 1.833% on the 3.375% U.S. Treasury Note due November 15, 2008 as of 2:00 p.m., New York City time, on August 18, 2008.  Based on an Initial Payment Date (as defined below) of August 19, 2008, the total consideration for each $1,000 principal amount of 6.625% Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline, is $1,026.57, which includes the consent payment of $25.00 per $1,000 principal amount of 6.625% Notes.

Holders who validly tendered and did not withdraw on or prior to the Consent Payment Deadline will receive the total consideration.  Payments of the total consideration for the 6.625% Notes validly tendered and not withdrawn on or prior to the Consent Payment Deadline and accepted for purchase will be made promptly after the Consent Payment Deadline (the “Initial Payment Date”).  We expect the Initial Payment Date to be August 19, 2008.  Holders who validly tender after the Consent Payment Deadline and on or prior to the Offer Expiration Date will be eligible to receive only the tender offer consideration of $1,001.57, which equals the total consideration minus the consent payment.  Payments of the tender offer consideration for the 6.625% Notes validly tendered after the Consent Payment Deadline and on or prior to the Offer Expiration Date and accepted for purchase will also be made promptly after the Offer Expiration Date (the “Final Payment Date”).  Holders whose 6.625% Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest in respect of such purchased 6.625% Notes from the last interest payment date to, but not including, the Initial Payment Date or the Final Payment Date, as applicable.

In addition, as a result of the early tenders and consents, Massey has received the requisite consents to execute a supplemental indenture regarding the proposed amendments relating to the 6.625% Notes described in the Offer to Purchase.  The supplemental indenture will be executed shortly, but it will only become operative upon the acceptance for payment of all 6.625% Notes that were validly tendered (and not validly withdrawn) on or prior to the Consent Payment Deadline.

Because the Consent Payment Deadline has now passed, withdrawal rights have terminated.  Further details about the terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase.

Massey has retained UBS Securities LLC to act as dealer manager and solicitation agent for the tender offer and consent solicitation.

For additional information regarding the terms of the tender offer and consent solicitation, please contact: UBS Securities LLC at (888) 722-9555, ext. 4210 (toll-free).  Requests for documents may be directed to Global Bondholder Services, which is acting as depositary and information agent for the tender offer and consent solicitation at (866) 470-4500 (toll-free).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the 6.625% Notes. The offer to purchase the 6.625% Notes is only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase.  The tender offer and consent solicitation are not being made to holders of 6.625% Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer or consent solicitation is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Manager on behalf of Massey. None of Massey, the Dealer Manager, the information agent or the depositary makes any recommendation in connection with the tender offer or the consent solicitation

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Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States and is included in the S&P 500 index.
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FORWARD-LOOKING STATEMENTS: Statements in this press release relating to future events and other disclosures and statements that are not historical facts are forward-looking statements that involve risks and uncertainties. Caution must be exercised in relying on these forward-looking statements as actual results may differ materially from these forward-looking statements, which are based on our then current expectations as a result of market conditions, the actions by third parties, and many other factors. For a discussion of such risks and uncertainties related to Massey, which could cause actual results to differ from those contained in the forward-looking statements, see Massey’s earnings releases and see “Risk Factors” in Massey’s most recent Annual Report on Form 10-K and subsequently filed interim reports.  Such filings are available at Massey’s website www.masseyenergyco.com or upon request from Massey’s Investor Relations Department at 866-814-6512.  Massey disclaims any intention or obligation to update any forward-looking statements whether as a result of new information, future developments, or otherwise.

SOURCE Massey Energy Company

CONTACT: Phil Nichols, Treasurer of Massey Energy Company, +1-866-814-6512